UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C. 20549

                             SCHEDULE 13G/A
                Under the Securities Exchange Act of 1934
                           (Amendment No. 2)*


                     INTERNATIONAL HOME FOODS, INC.
                            (Name of Issuer)


                              Common Stock
                     (Title of Class of Securities)


                               459655 10 6
                             (CUSIP Number)

                            October 23, 1998
         (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [   ]     Rule 13d-1(b)
     [ X ]     Rule 13d-1(c)
     [   ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 459655 10 6

1. NAMES OF REPORTING PERSONS
   I. R. S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     American Home Products Corporation
     Tax I.D. 13-2526821

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)

(b) x

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5. Sole Voting Power

          None

     6. Shared Voting Power

          None

     7. Sole Dispositive Power

          None

     8. Shared Dispositive Power

          None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 (None)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0% (None)

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 459655 10 6

1. NAMES OF REPORTING PERSONS
   I. R. S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     AHP Subsidiary Holding Corporation
     Tax I.D. 51-0310245

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)

(b) x

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5. Sole Voting Power

          None

     6. Shared Voting Power

          None

     7. Sole Dispositive Power

          None

     8. Shared Dispositive Power

          None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 (None)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0% (None)

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

SCHEDULE 13G


Item 1 (a)   NAME OF ISSUER:

           International Home Foods, Inc.

Item 1 (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          1633 Littleton Road
          Parsippany, New Jersey 07054

Item 2 (a)   NAMES OF PERSONS FILING:

           American Home Products Corporation ("Parent")
           AHP Subsidiary Holding Corporation ("Holding")

Item 2 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           American Home Products Corporation
           AHP Subsidiary Holding Corporation

           Five Giralda Farms
           Madison, New Jersey 07940

Item 2 (c)      CITIZENSHIP:

           American Home Products Corporation - Delaware
           AHP Subsidiary Holding Corporation - Delaware

Item 2 (d)      TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share

Item 2 (e)      CUSIP NUMBER:

           459655 10 6

Item 3     TYPE OF REPORTING PERSON:

          Not applicable.  Holding is a wholly-owned subsidiary of Parent.

Item 4        OWNERSHIP:

     (a) AMOUNT BENEFICIALLY OWNED:

          See Item 9 of Cover Pages

     (b) PERCENT OF CLASS:

          See Item 11 of Cover Pages

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

               See Item 5 of Cover Pages

          (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

               See Item 6 of Cover Pages

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               See Item 7 of Cover Pages

          (iv) SHARED POWER TO DISPOSE OR TO DIRECT DISPOSITION OF:

               See Item 8 of Cover Pages

Item 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ X ]

Item 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

Item 9     NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

Item 10    CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              AMERICAN HOME PRODUCTS CORPORATION


Date:  January 12, 1999        By:   /s/ Gerald A. Jibilian
                              -------------------------------
                                   Vice President


                              AHP SUBSIDIARY HOLDING CORPORATION


Date:  January 12, 1999        By:   /s/ Gerald A. Jibilian
                              -------------------------------
                                   Vice President